EXHIBIT 99.1

Outbrain Announces Second Quarter 2022 Results

NEW YORK, Aug. 11, 2022 (GLOBE NEWSWIRE) -- Outbrain Inc. (Nasdaq: OB), a leading recommendation platform for the open web, announced today financial results for the quarter ended June 30, 2022.

“We are pleased to report that despite worsening macroeconomic headwinds, we delivered on the guidance we provided for the second quarter of 2022,” said David Kostman, Outbrain's Co-CEO. “We continued to gain significant market share globally with wins of top premium publishers throughout 2022. We expect that this increased market share, together with our investments in technology and product, will position us well for strong growth when the advertising market recovers. Nevertheless, in view of market softness and economic uncertainty, we continued to adjust our cost structure with focus on profitability.”

“Product innovation, quality, and our deep partnerships remain the cornerstones of our business and are key differentiators, especially when the macro environment remains challenging,” added Yaron Galai, Outbrain’s Co-Founder and Co-CEO. “We recognize the near-term environment will remain volatile, however, during these times, we will continue to focus on the long term and make the right strategic investments in our future product and supply partnerships.”

Second Quarter 2022 Key Financial Metrics:

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions USD)	2022	2021	% Change	2022	2021	% Change
Revenue	$250.9	$247.2	2%	$505.1	$475.2	6%
Gross profit	48.7	59.1	(18)%	102.7	112.5	(9)%
Net (loss) income	(10.3)	15.2	(168)%	(12.2)	25.9	(147)%
Net cash provided by (used in) operating activities	1.5	19.5	(92)%	(1.1)	24.9	(105)%
Non-GAAP Financial Data *
Ex-TAC gross profit	59.3	66.8	(11)%	122.8	127.2	(3)%
Adjusted EBITDA	5.9	24.6	(76)%	17.5	45.2	(61)%
Adjusted net (loss) income	(10.9)	16.5	(166)%	(11.0)	27.0	(141)%
Free cash flow	(8.9)	16.5	(154)%	(17.8)	19.1	(193)%

* See non-GAAP reconciliations below

Second Quarter 2022 Highlights:

  Revenue increased to $250.9 million, compared to $247.2 million. Revenue increased 6% on a constant currency basis, excluding net unfavorable foreign currency effects of approximately $11.5 million. The reported increase was driven by approximately $25.8 million, or 10% of growth from new media partners1, offset by a decrease of approximately $22.2 million due to net revenue retention of 91% on existing media partners. We have experienced lower yields mainly due to weaker demand on our platform, primarily as a result of the current macroeconomic conditions and the impact on advertising spend.
  Gross profit decreased 18% year over year to $48.7 million, compared to $59.1 million. Gross profit decreased 14% on a constant currency basis, excluding net unfavorable foreign currency effects of approximately $1.9 million.
  Ex-TAC gross profit decreased 11% year over year to $59.3 million, compared to $66.8 million. Ex-TAC gross profit decreased 8% on a constant currency basis, excluding net unfavorable foreign currency effects of approximately $1.9 million.
  Net loss of $10.3 million compared to net income of $15.2 million in the prior year.
  Adjusted EBITDA of $5.9 million compared to $24.6 million in the prior year, reflecting lower Ex-TAC gross profit and increased operating expenses. Adjusted EBITDA included net favorable foreign currency effects of approximately $0.7 million.
  We increased our cost saving initiatives to address the current macroeconomic environment, focusing on efficiencies and cost reduction opportunities. We expect that these actions will result in cost savings of an additional $12 million in the second half of 2022 as compared with our prior guidance.
  Cash from operating activities was $1.5 million in the period; free cash flow was a use of cash of $8.9 million, reflecting our planned increase in capital expenditures. Cash and cash equivalents were $391.4 million as of June 30, 2022.

As of July 31, 2022, we repurchased 2,339,374 shares for a total of $12.6 million, including commissions, under our $30 million stock repurchase program, with remaining availability under the program of $17.5 million.

2022 Full Year and Third Quarter Guidance

The following forward-looking statements reflect our expectations for 2022.

For the full year ended December 31, 2022, we expect:

  Ex-TAC gross profit of at least $228 million
  Adjusted EBITDA of at least $18 million

For the third quarter ending September 30, 2022, we expect:

  Ex-TAC gross profit of $48 million to $52 million
  Adjusted EBITDA of breakeven to $(4) million

The above measures are forward-looking non-GAAP financial measures for which a reconciliation to the most directly comparable GAAP financial measure is not available without unreasonable efforts. See “Non-GAAP Financial Measures” below. In addition, our guidance is subject to risks and uncertainties, as outlined below in this release.

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1 We calculate media partner net revenue retention at the end of each quarter by starting with revenue generated on media partners’ properties in the same period in the prior year, “Prior Period Retention Revenue.” We then calculate the revenue generated on these same media partners’ properties in the current period, “Current Period Retention Revenue.” Current Period Retention Revenue reflects any expansions within the media partner relationships, such as any additional placements or properties on which we extend our recommendations, as well as contraction or attrition. Our media partner net revenue retention in a quarter equals the Current Period Retention Revenue divided by the Prior Period Retention Revenue. These amounts exclude certain revenue adjustments and revenue recognized on a net basis. New media partners are defined as those relationships in which revenue was not generated in the prior year period, except for limited instances where residual revenue was generated on a media partner’s properties. In such instances, the residual revenue would be excluded from net revenue retention above.

Conference Call and Webcast Information

Outbrain will host an investor conference call this morning, Thursday, August 11th at 8:30 am ET. Interested parties are invited to listen to the conference call which can be accessed live by phone by dialing 1-877-407-9208 or for international callers, 1-201-493-6784. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13731328. The replay will be available until August 25, 2022. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors Relations section of the Company’s website at https://investors.outbrain.com. The online replay will be available for a limited time shortly following the call.

Non-GAAP Financial Measures

In addition to GAAP performance measures, we use the following supplemental non-GAAP financial measures to evaluate our business, measure our performance, identify trends and allocate our resources: Ex-TAC gross profit, Adjusted EBITDA, free cash flow, adjusted net (loss) income and adjusted diluted EPS. These non-GAAP financial measures are defined and reconciled to the corresponding GAAP measures. These non-GAAP financial measures are subject to significant limitations, including those we identify below. In addition, other companies in our industry may define these measures differently, which may reduce their usefulness as comparative measures. As a result, this information, should be considered as supplemental in nature and is not meant as a substitute for revenue, gross profit, net (loss) income, diluted EPS or cash flows from operating activities presented in accordance with U.S. GAAP.

Because we are a global company, the comparability of our operating results is affected by foreign exchange fluctuations. We calculate constant currency measures and foreign currency impacts by translating the current year’s reported amounts into comparable amounts using prior year’s exchange rates. All constant currency financial information being presented is non-GAAP and should be used as a supplement to our reported operating results. We believe that this information is helpful to our management and investors to assess our operating performance on a comparable basis. However, these measures are not intended to replace amounts presented in accordance with GAAP and may be different from similar measures calculated by other companies.

The Company is also providing third quarter and full year 2022 guidance on a non-GAAP basis. These forward-looking non-GAAP financial measures are calculated based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. The Company has not provided quantitative reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures because it is unable, without unreasonable effort, to predict with reasonable certainty the occurrence or amount of all excluded items that may arise during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Such excluded items could be material to the reported results individually or in the aggregate.

Ex-TAC Gross Profit

Ex-TAC gross profit is a non-GAAP financial measure. Gross profit is the most comparable GAAP measure. In calculating Ex-TAC gross profit, we add back other cost of revenue to gross profit. Ex-TAC gross profit may fluctuate in the future due to various factors, including, but not limited to, seasonality and changes in the number of media partners and advertisers, advertiser demand or user engagements.

We present Ex-TAC gross profit, as well as Adjusted EBITDA as a percentage of Ex-TAC gross profit, because they are key profitability measures used by our management and board of directors to understand and evaluate our operating performance and trends, develop short-and long-term operational plans and make strategic decisions regarding the allocation of capital. Accordingly, we believe that these measures provide information to investors and the market in understanding and evaluating our operating results in the same manner as our management and board of directors. There are limitations on the use of Ex-TAC gross profit in that traffic acquisition cost is a significant component of our total cost of revenue but not the only component and, by definition, Ex-TAC gross profit presented for any period will be higher than gross profit for that period. A potential limitation of this non-GAAP financial measure is that other companies, including companies in our industry, which have a similar business, may define ex-TAC gross profit differently, which may make comparisons difficult. As a result, this information, should be considered as supplemental in nature and is not meant as a substitute for revenue or gross profit presented in accordance with U.S. GAAP.

Adjusted EBITDA

We define Adjusted EBITDA as net (loss) income before charges related to exchange of senior notes upon IPO; interest expense; interest income and other income (expense), net; provision for income taxes; depreciation and amortization; stock-based compensation, and other income or expenses that we do not consider indicative of our core operating performance, including but not limited to, merger and acquisition costs, certain IPO and public company implementation related costs, and regulatory matter costs. We present Adjusted EBITDA as a supplemental performance measure because it is a key profitability measure used by our management and board of directors to understand and evaluate our operating performance and trends, develop short-and long-term operational plans and make strategic decisions regarding the allocation of capital, and we believe it facilitates operating performance comparisons from period to period.

We believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. However, our calculation of Adjusted EBITDA is not necessarily comparable to non-GAAP information of other companies. Adjusted EBITDA should be considered as a supplemental measure and should not be considered in isolation or as a substitute for any measures of our financial performance that are calculated and reported in accordance with GAAP.

Adjusted Net (Loss) Income and Adjusted Diluted EPS

Adjusted net (loss) income is a non-GAAP financial measure, which is defined as net (loss) income excluding items that we do not consider indicative of our core operating performance, including but not limited to, charges related to the exchange of senior notes upon IPO, the cumulative incremental stock-based compensation expense impact for awards with an IPO performance condition, merger and acquisition costs, certain IPO related costs, deferred tax asset valuation allowance release, and regulatory matter costs. Adjusted net (loss) income, as defined above, is also presented on a per diluted share basis. We present adjusted net (loss) income and adjusted diluted EPS as supplemental performance measures because we believe they facilitate performance comparisons from period to period. However, adjusted net (loss) income or adjusted diluted EPS should not be considered in isolation or as a substitute for net (loss) income or diluted earnings per share reported in accordance with GAAP.

Free Cash Flow

Free cash flow is defined as cash flow from operating activities less capital expenditures and capitalized software development costs. Free cash flow is a supplementary measure used by our management and board of directors to evaluate our ability to generate cash and we believe it allows for a more complete analysis of our available cash flows. Free cash flow should be considered as a supplemental measure and should not be considered in isolation or as a substitute for any measures of our financial performance that are calculated and reported in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. You can generally identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “guidance,” “outlook,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions that concern our expectations, strategy, plans or intentions. We have based these forward-looking statements largely on our current expectations and projections regarding future events and trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including but not limited to: overall advertising demand and traffic generated by our media partners; factors that affect advertising demand and spending, such as unfavorable economic or business conditions or downturns, instability or volatility in financial markets, and other events or factors outside of our control, such as U.S. and global recession concerns, geopolitical concerns, including the conflict between Russia and Ukraine, supply chain issues, inflationary pressures, labor market volatility, and the pace of recovery or any resurgences of the COVID-19 pandemic; any failure of our recommendation engine to accurately predict user engagement, any deterioration in the quality of our recommendations or failure to present interesting content to users or other factors which may cause us to experience a decline in user engagement or loss of media partners; limits on our ability to collect, use and disclose data to deliver advertisements; the effects of the ongoing and evolving COVID-19 pandemic, including the resulting global economic uncertainty, and measures taken in response to the pandemic; our ability to continue to innovate, and adoption by our advertisers and media partners of our expanding solutions; our ability to meet demands on our infrastructure and resources due to future growth or otherwise; our ability to extend our reach into evolving digital media platforms; our ability to maintain and scale our technology platform; our ability to grow our business and manage growth effectively; the success of our sales and marketing investments, which may require significant investments and may involve long sales cycles; the risk that our research and development efforts may not meet the demands of a rapidly evolving technology market; the loss of one or more of our large media partners, and our ability to expand our advertiser and media partner relationships; our ability to compete effectively against current and future competitors; failures or loss of the hardware, software and infrastructure on which we rely, or security breaches; our ability to maintain our profitability despite quarterly fluctuations in our results, whether due to seasonality, large cyclical events, or other causes; political and regulatory risks in the various markets in which we operate; the challenges of compliance with differing and changing regulatory requirements; and the risks described in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed for the year ended December 31, 2021, as updated in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and in subsequent reports we file with the SEC. Accordingly, you should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those projected in the forward-looking statements. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Outbrain

Outbrain (Nasdaq: OB) is a leading recommendation platform for the open web. Our technology enables 10 billion daily recommendations to consumers across more than 7,000 online properties and connects advertisers to these audiences to grow their business. Founded in 2006, Outbrain is headquartered in New York with offices in 17 cities worldwide.

Media Contact

press@outbrain.com

Investor Relations Contact

IR@outbrain.com

(332) 205-8999

OUTBRAIN INC. Condensed Consolidated Statements of Operations (In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)
Revenue	$250,883	$247,153	$505,099	$475,177
Cost of revenue:
Traffic acquisition costs	191,554	180,324	382,250	347,937
Other cost of revenue	10,610	7,767	20,199	14,709
Total cost of revenue	202,164	188,091	402,449	362,646
Gross profit	48,719	59,062	102,650	112,531
Operating expenses:
Research and development	10,519	8,474	20,947	16,902
Sales and marketing	28,122	21,186	55,517	41,054
General and administrative	12,957	12,247	28,991	22,640
Total operating expenses	51,598	41,907	105,455	80,596
(Loss) income from operations	(2,879)	17,155	(2,805)	31,935
Other expense, net:
Interest expense	(1,953)	(189)	(3,824)	(359)
Other expense, net, and interest income	(3,828)	(943)	(4,909)	(3,196)
Total other expense, net	(5,781)	(1,132)	(8,733)	(3,555)
(Loss) income before provision for income taxes	(8,660)	16,023	(11,538)	28,380
Provision for income taxes	1,658	822	670	2,433
Net (loss) income	$(10,318)	$15,201	$(12,208)	$25,947

Weighted average shares outstanding:
Basic	57,590,308	17,519,243	57,414,636	17,371,162
Diluted	57,590,308	20,937,154	57,414,636	20,014,953

Net (loss) income per common share:
Basic	($0.18)	$0.34	($0.21)	$0.58
Diluted	($0.18)	$0.28	($0.21)	$0.51

OUTBRAIN INC. Condensed Consolidated Balance Sheets (In thousands, except for number of shares and par value)

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$391,409	$455,397
Accounts receivable, net of allowances	180,411	192,814
Prepaid expenses and other current assets	30,903	27,873
Total current assets	602,723	676,084
Property, equipment and capitalized software, net	34,098	28,008
Operating lease right-of-use assets, net	12,846	—
Intangible assets, net	28,220	5,719
Goodwill	63,063	32,881
Deferred tax assets	36,258	32,867
Other assets	16,933	20,331
TOTAL ASSETS	$794,141	$795,890

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$130,469	$160,790
Accrued compensation and benefits	17,701	23,331
Accrued and other current liabilities	130,796	99,590
Deferred revenue	5,386	4,784
Total current liabilities	284,352	288,495
Long-term debt	236,000	236,000
Operating lease liabilities, non-current	9,766	—
Other liabilities	17,426	14,620
TOTAL LIABILITIES	$547,544	$539,115

STOCKHOLDERS’ EQUITY:
Common stock, par value of $0.001 per share — 1,000,000,000 shares authorized; 59,542,657 shares issued and 56,684,158 shares outstanding as of June 30, 2022 and 58,015,075 shares issued and 56,701,394 shares outstanding as of December 31, 2021	$60	$58
Preferred stock, par value of $0.001 per share — 100,000,000 shares authorized, none issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Additional paid-in capital	449,282	434,945
Treasury stock, at cost, 2,858,499 shares as of June 30, 2022 and 1,313,681 shares as of December 31, 2021	(26,076)	(16,504)
Accumulated other comprehensive loss	(7,211)	(4,474)
Accumulated deficit	(169,458)	(157,250)
TOTAL STOCKHOLDERS’ EQUITY	$246,597	$256,775
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$794,141	$795,890

OUTBRAIN INC. Condensed Consolidated Statements of Cash Flows (In thousands)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(10,318)	$15,201	$(12,208)	$25,947
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	2,756	1,681	5,160	3,285
Amortization of capitalized software development costs	2,416	2,095	4,711	4,092
Amortization of intangible assets	1,584	892	3,153	1,818
Stock-based compensation	3,357	1,461	6,090	2,948
Non-cash operating lease expense	965	—	2,133	—
Provision for credit losses	1,227	732	978	1,385
Deferred income taxes	(3,655)	(217)	(3,995)	(602)
Other	2,476	814	3,530	3,215
Changes in operating assets and liabilities:
Accounts receivable	(7,362)	(17,768)	8,523	(3,852)
Prepaid expenses and other current assets	(6,016)	(3,070)	(4,598)	(4,565)
Other assets	534	(662)	2,094	(465)
Accounts payable and accrued and other current liabilities	14,998	18,370	(16,123)	(8,821)
Operating lease liabilities	(839)	—	(1,936)	—
Deferred revenue	(755)	(447)	904	(7)
Other	143	373	454	483
Net cash provided by (used in) operating activities	1,511	19,455	(1,130)	24,861

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(7,546)	(437)	(10,355)	(676)
Capitalized software development costs	(2,888)	(2,560)	(6,333)	(5,089)
Acquisition of business, net of cash acquired	—	—	(34,524)	—
Other	(111)	(12)	(97)	(31)
Net cash used in investing activities	(10,545)	(3,009)	(51,309)	(5,796)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercises of stock options and warrants	1,479	1,243	3,753	1,791
Treasury stock repurchases and share withholdings on vested awards	(7,854)	—	(9,572)	(249)
Deferred financing costs	—	(494)	—	(494)
Principal payments on finance lease obligations	(857)	(1,167)	(1,871)	(2,273)
Net cash used in financing activities	(7,232)	(418)	(7,690)	(1,225)

Effect of exchange rate changes	(3,212)	269	(3,875)	(161)

Net (decrease) increase in cash, cash equivalents and restricted cash	$(19,478)	$16,297	$(64,004)	$17,679
Cash, cash equivalents and restricted cash — Beginning	411,066	95,449	455,592	94,067
Cash, cash equivalents and restricted cash — Ending	$391,588	$111,746	$391,588	$111,746

OUTBRAIN INC. Non-GAAP Reconciliations (In thousands)

The following table presents the reconciliation of Gross profit to Ex-TAC Gross Profit, for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$250,883	$247,153	$505,099	$475,177
Traffic acquisition costs	(191,554)	(180,324)	(382,250)	(347,937)
Other cost of revenue	(10,610)	(7,767)	(20,199)	(14,709)
Gross profit	48,719	59,062	102,650	112,531
Other cost of revenue	10,610	7,767	20,199	14,709
Ex-TAC Gross Profit	$59,329	$66,829	$122,849	$127,240

The following table presents the reconciliation of net (loss) income to Adjusted EBITDA, for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net (loss) income	$(10,318)	$15,201	$(12,208)	$25,947
Other expense, net	5,781	1,132	8,733	3,555
Provision for income taxes	1,658	822	670	2,433
Depreciation and amortization	6,756	4,668	13,024	9,195
Stock-based compensation	3,357	1,461	6,090	2,948
Regulatory matter costs	(1,980)	1,147	(261)	1,147
Merger and acquisition, public company implementation costs(1)	610	150	1,424	(61)
Adjusted EBITDA	$5,864	$24,581	$17,472	$45,164
Adjusted EBITDA as % of Ex-TAC Gross Profit	9.9%	36.8%	14.2%	35.5%

(1) Primarily includes costs related to our public company implementation costs and costs related to our acquisition of vi in January 2022.

OUTBRAIN INC. Non-GAAP Reconciliations (Continued) (In thousands)

The following table presents the reconciliation of net (loss) income to adjusted net (loss) income, for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net (loss) income	$(10,318)	$15,201	$(12,208)	$25,947
Adjustments:
Regulatory matter costs	(1,980)	1,147	(261)	1,147
Merger and acquisition, public company implementation costs(1)	610	150	1,424	(61)
Total adjustments, before tax	(1,370)	1,297	1,163	1,086
Income tax effect	816	—	87	—
Total adjustments, after tax	(554)	1,297	1,250	1,086
Adjusted net (loss) income	$(10,872)	$16,498	$(10,958)	$27,033

Adjusted net (loss) income	$(10,872)	$16,498	$(10,958)	$27,033
Undistributed earnings allocated to participating securities	—	(10,045)	—	(16,459)
Adjusted net (loss) income attributable to common stockholders used to compute adjusted net (loss) income per common share	$(10,872)	$6,453	$(10,958)	$10,574

Weighted average shares used to compute diluted net (loss) income per common share	57,590,308	20,937,154	57,414,636	20,014,953

Diluted net (loss) income per common share - reported	$(0.18)	$0.28	$(0.21)	$0.51
Adjustments, after tax	(0.01)	0.03	0.02	0.02
Diluted net (loss) income per common share - adjusted	$(0.19)	$0.31	$(0.19)	$0.53

(1) Primarily includes costs related to our public company implementation costs and costs related to our acquisition of vi in January 2022.

The following table presents the reconciliation of net cash (used in) provided by operating activities to free cash flow, for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$1,511	$19,455	$(1,130)	$24,861
Purchases of property and equipment	(7,546)	(437)	(10,355)	(676)
Capitalized software development costs	(2,888)	(2,560)	(6,333)	(5,089)
Free cash flow	$(8,923)	$16,458	$(17,818)	$19,096